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                                                                    Exhibit 99.5

                                                        EFFECTIVE DATE: __, 2001

                          CREDENCE SYSTEMS CORPORATION
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear ((Name)):

As you know, on _____________, 2001 (the "Closing Date") Credence Systems Corporation ("Credence") acquired Fluence Technology, Inc. ("Fluence") (the "Acquisition"). In the Acquisition, each share of Fluence common stock was exchanged for ____ of a share of Credence common stock (the "Exchange Ratio"). On the Closing Date, you held one or more outstanding options to purchase shares of Fluence Technology, Inc. common stock granted to you under the Fluence Technology, Inc. 1997 Stock Option Plan and/or the Opmaxx 1997 Stock Option/Stock Issuance Plan (the "Plan(s)") and documented with a Stock Option Agreement(s) and/or Notice(s) of Grant of Stock Option (collectively, the "Option Agreement(s)") issued to you under the applicable Plan(s)(the "Fluence Options").

The number of shares of Fluence common stock subject to the Fluence Options held by you immediately before the Closing Date and the exercise price payable per share are as described on the attached option summary. Credence hereby assumes, as of the Effective Time, all the duties and obligations of Fluence under each of the Fluence Options. In connection with such assumption, the number of shares of Credence stock purchasable under each Fluence Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio of ___.

The post-Acquisition adjustments to your number of shares and exercise price are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Fluence Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Credence, (ii) to "Stock," "Common Stock" or "Shares" means shares of Credence Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Credence and
(iv) to the "Committee" means the Compensation Committee of the Credence Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of Fluence will now refer to your status as an employee of Credence or any present or future Credence subsidiary. To the extent the Option Agreement allowed you to deliver shares of Fluence common stock as payment for the exercise price, shares of Credence common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Fluence Stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed Fluence Option ____________set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted _____________. All other provisions which govern either the exercise or the termination of the assumed Fluence Option _________ as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Credence Stock. However, to the extent an item is not explicitly

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                                                        EFFECTIVE DATE: __, 2001

provided for in your option documents, Credence policies will apply. Upon your termination of employment with Credence you will have the limited time period specified in your Option Agreement to exercise your assumed Fluence Option to the extent vested and outstanding at the time, generally a _____ day period, after which time your Fluence Options will expire and NOT be exercisable for Credence Stock.

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Credence's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Credence will be governed by the terms of the Credence stock option plan, and such terms may be different from the terms of your assumed Fluence Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. If you have any questions regarding this Agreement or your assumed Fluence Options, please contact ______________ at _____________.

                                            CREDENCE SYSTEMS CORPORATION

                                            By:







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                                                        EFFECTIVE DATE: __, 2001

                                 ACKNOWLEDGMENT

            The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Fluence Options hereby assumed by Credence are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: ____________, 2001           ____________________________________________
                                         ((Name)), OPTIONEE